[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.9

MASTER SUPPLY AGREEMENT

This Master Supply Agreement (the “Agreement”) is entered into and effective as of September 10, 2020 (the “Effective Date”), by and between FibroGen, Inc., a Delaware corporation, having its principal place of business at 409 Illinois Street, San Francisco, California 94158, United States of America (“FibroGen”); and AstraZeneca UK Limited., a company incorporated in England under No. 364842 whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus CB2 0AA, England (“AstraZeneca”). AstraZeneca and FibroGen may be referred to individually as a “Party”, and collectively as the “Parties”.  AstraZeneca and each of its Affiliates shall collectively be referred to herein as “AstraZeneca”.  FibroGen and each of its Affiliates shall collectively be referred to herein as “FibroGen”.

RECITALS

WHEREAS, FibroGen owns or controls certain technology and intellectual property relating to the compound known as roxadustat (or FG-4592);

WHEREAS, AstraZeneca and FibroGen are parties to that certain Amended and Restated License, Development and Commercialization Agreement, entered into as of October 16, 2014 and effective as of July 30, 2013 (the “Collaboration Agreement”), under which FibroGen granted AstraZeneca certain rights to joint continued development and commercialization of roxadustat in the Territory (as defined below); and

WHEREAS, as contemplated in the Collaboration Agreement, AstraZeneca and FibroGen now desire to memorialize terms under which FibroGen will supply Product (defined below) to AstraZeneca for AstraZeneca’s use in commercialization, including labeling and packaging of products containing roxadustat, on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings ascribed to them below for purposes of this Agreement:

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1.1“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2“Annual Net Sales” has the meaning set forth in the Collaboration Agreement.

1.3“API” means the active pharmaceutical ingredient roxadustat, also known as FG-4592 or AZD9941.

1.4“API Batch(es)” means the quantity of active pharmaceutical ingredients produced per batch(es) actually produced by FibroGen’s then-current manufacturer.

1.5“Applicable Law(s)” means all laws, rules, and regulations in the Territory applicable to the activities performed under this Agreement.

1.6“AstraZeneca Sublicensee” means a Sublicensee, as such term is defined in the Collaboration Agreement.

1.7“Batch(es)” means a specific quantity defined in Exhibit A of Bulk Drug Product that is intended to have uniform character and quality, within specified limits.

1.8“Binding Period” shall have the meaning ascribed in Section 3.1of this Agreement.

1.9“Bulk Drug Product” means drug product containing API, in a formulation consistent with the Specifications (including, but not limited to a tablet formulation) and packaged in accordance with the Specifications, supplied in bulk by FibroGen to AstraZeneca.

1.10“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1.

1.11“Certificate of Analysis” means a document certifying that a particular Batch of Product was tested and conforms to the Specifications and the Quality Assurance Agreement. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Analysis shall be in the English language.

1.12“Certificate of Compliance” means a document that states a particular Batch of Product was manufactured in compliance with the Quality Assurance Agreement and: (a) lists the manufacturing date, unique Batch number, Product number, and quantity of Product in such Batch; (b) certifies that such Batch was manufactured in accordance with all Applicable Laws, including cGMP; and (c) certifies all excursions and investigations associated with the Batch have been closed and found not to impact the Batch.  The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Compliance shall be in the English language.

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1.13“cGMP” means the current good manufacturing practices for the manufacture of pharmaceutical products, including but not limited to: (a) the United States Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §321 et seq.) and the regulatory requirements for current good manufacturing practices as promulgated by the FDA thereunder, including without limitation 21 C.F.R. §§ 210, 211, and Part 11 (as applicable to electronic systems used in the manufacture of product); and/or (b) the regulatory requirements for current good manufacturing practices as promulgated by the International Conference on Harmonization (ICH), Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and/or the European Community Directive 2003/94/EC of October 8, 2003; and (c) the EC Guide to Good Manufacturing Practices for Medicinal Intermediate Products; and (d) 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country; and (e) all additional applicable Regulatory Authority regulations that replace, amend, modify, supplant or complement any of the foregoing; and/or (f) any and all current Good Manufacturing Practices applicable to the manufacture, testing and/or any other processing of pharmaceutical products in other countries and territories worldwide where the respective Finished Products are sold or otherwise marketed from time to time provided that FibroGen is informed about such other Good Manufacturing Practices by AstraZeneca in accordance with Quality Assurance Agreement and FibroGen confirms in writing that it will comply with such other Good Manufacturing Practices within a reasonable time so as not to delay release of the Finished Product by AstraZeneca.

1.14“Confidential Information” has the meaning given to such term in the Collaboration Agreement.

1.15“Control” or “Controlled” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense, or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date, or if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.16“Definitive Price Per Tablet” has the meaning set forth in Section 6.1.1(c).

1.17“Delivery Year” has the meaning set forth in Section 6.5(a)(i) of the Collaboration Agreement.

1.18“Drug Product Blend” means [*] at the Product manufacturer.  For clarity, a “drug product blend” refers to a mixture that contains API, excipients and is lubricated and ready for compression into Bulk Drug Product.

1.19“Executed Batch Records” means the collection of records that provides a traceable history of how a Batch of Product was produced.

1.20“Facility(ies)” means the facility(ies) as described in Section 4.1 hereto.

1.21“FDA” means the United States Food and Drug Administration, or any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States.

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1.22“Finished Product” means Bulk Drug Product in finished packaging (performed by AstraZeneca) that is ready to be sold and/or has been sold to the public that includes Bulk Drug Product supplied hereunder.

1.23“Forecast(ing)” shall mean Rolling Forecast and Annual Forecast as defined in Section 3.1 and Section 3.2.1 respectively.

1.24“Generic Product” has the meaning set forth in the Collaboration Agreement.

1.25“Intellectual Property” means all Patents, copyrights, trade secrets, know-how, inventions, and all other intellectual property rights that are owned or Controlled by a Party (whether patentable or not), including all applications and registrations with respect thereto.

1.26“JOC” means Joint Operations Committee as further defined in Section 2.2.

1.27“Latent Defects” has the definition set forth in Section 5.1.2.

1.28“Manufacturing Process” means the production process for the manufacture of Product.

1.29“Manufacturing Services” has the meaning set forth in Section 2.1.

1.30“Net Sales” has the meaning set forth in the Collaboration Agreement.

1.31“Non-Conforming” means with respect to Product, damage to or defect in any packaging, missing or defective documentation and such Product fails to conform to any of the requirements and acceptance criteria of this Agreement including the Specifications, Quality Assurance Agreement, and warranties set forth in Section 11.3, as applicable.

1.32“Order Acknowledgement” has the meaning set forth in Section 3.3.3.

1.33“Package(ing)” means such packaging as specified in the Specification.

1.34“Patents” has the meaning set forth in Section 1.96 of the Collaboration Agreement.

1.35“Preliminary Price Per Tablet” has the meaning set forth in Section 6.1.1(a) hereof.

1.36“Product” shall mean Bulk Drug Product.

1.37“Purchase Order” means a written order with a unique numbers submitted by AstraZeneca (or an Affiliate of AstraZeneca) to FibroGen, for FibroGen to manufacture (or have manufactured) and deliver on specified delivery dates, and AstraZeneca to purchase, a specific quantity of Product, as provided in Section 3.1

1.38“Quality Assurance Agreement” has the meaning set forth in Section 9.1 hereof.

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1.39“Quality Matters” has the meaning set forth in Section 8.1 of this Agreement.

1.40“Quantity Shortfall” means the quantity Transferred by Transfer Date by FibroGen to AstraZeneca is [*] of the scheduled Transfer Date.

1.41“Raw Material” means all excipients, components, and Packaging that are required to perform the Manufacturing Services, and shall exclude Finished Product labeling or packaging for sale to end users in the Territory.

1.42“Regulatory Authority(ies)” means the FDA, or any court or government body or other applicable, national, supra-national, multi-national, state, foreign, provincial, regional or local regulatory agency, department, board, commission, bureau, body or other regulatory or administrative government entity, involved in or responsible for regulation of the Product and relevant subject, as the context requires in this Agreement.

1.43“Regulatory Filing” means any or all applications (including marketing authorization applications or new drug applications) submitted to Regulatory Authorities for the purpose of registering the Product, Finished Product, Specifications and/or the Manufacturing Process as required by statute or regulation, and any amendments or supplements thereto, and any other filings required by the Regulatory Authorities relating to the manufacture, testing, sale or distribution of Product and/or Finished Product (as applicable).

1.44“Requested Transfer Date” means the date of delivery AstraZeneca requested in Purchase Order according to the terms of this Agreement, and is subject to Section 3.3.1.

1.45“RoW” has the meaning set forth in the Collaboration Agreement.

1.46“Shelf Life” means [*].

1.47“Shipping Requirements” means AstraZeneca’s methods of packaging, monitoring and shipping any and all Product, or as specified in a given Purchase Order in accordance with this Agreement.

1.48“Specifications” means the applicable Specifications for the Product agreed on by the Parties and as defined in the Quality Assurance Agreement.

1.49“Stockpile” or “Stockpiled” shall have the mean the safety stock as  described in Section 3.4.1.

1.50“Subcontractor” means any independent entity that FibroGen contracts to perform any Manufacturing Services or meet any obligations that are required under the terms and conditions of this Agreement, as further described in Section 4.5.

1.51“Supply Failure” means the failure by FibroGen to Transfer at least [*] of Product ordered by AstraZeneca during any [*] period under this Agreement.

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1.52“Territory” has the meaning set forth in the Collaboration Agreement.

1.53“Third Party” means any party other than AstraZeneca, FibroGen, and their respective Affiliates.

1.54“Total Definitive Price” has the meaning set forth in Section 6.1.1(c).

1.55“Total Preliminary Price” has the meaning set forth in Section 6.1.1(c).

1.56“Transfer” means in the case of FibroGen, to deliver Product to AstraZeneca pursuant to Section 5.3.

1.57“Transfer Date” means the date specified for Transfer of Product in accordance with this Agreement, which shall be specified in the Purchase Order.

ARTICLE 2
SUPPLY ARRANGEMENT

2.1General Supply.  This Agreement establishes the general terms and conditions applicable to FibroGen’s manufacturing and supply of Product to AstraZeneca.  Subject to the terms and conditions of this Agreement, FibroGen hereby agrees, either directly or through one or more Third Party Subcontractors, to manufacture and supply AstraZeneca with the amounts of Product ordered by AstraZeneca in accordance with (and consistent with) its Forecasts and the other ordering terms of this Agreement. Such manufacture and supply of Product (collectively, the “Manufacturing Services”) shall be performed in the manner consistent with industry standards and in compliance with the terms and conditions of the Forecast, this Agreement, the Quality Assurance Agreement, the Specifications, and all Applicable Laws. [*].  If a new Product manufacturer is used by FibroGen, as agreed by the Parties and in accordance with the Quality Agreement (or a new Product Specification is agreed on and/or any other aspect of manufacture, including the facilities, equipment, processes, Raw Materials, Subcontractors, vendors, or record-keeping procedures), [*].

2.2Joint Operations Committee. AstraZeneca and FibroGen shall establish a joint operations committee (the “Joint Operations Committee” or “JOC”) consisting of [*] appointed by each party meeting quarterly or as otherwise scheduled.  The JOC shall be responsible for reviewing the ongoing relationship of the Parties, reviewing Rolling Forecasts and FibroGen’s planning for purchasing API and intermediates to meet the demands in the Rolling Forecasts, considering and attempting to achieve resolution of any disputes referred to it and addressing such other matters as the Parties may mutually agree.  The JOC must agree [*] in order to act.  For the avoidance of doubt, the JOC is not authorized to amend this Agreement.

2.3Exclusive Arrangement.  Subject to the terms and conditions of this Agreement, AstraZeneca agrees to purchase from FibroGen, and FibroGen agrees to manufacture and supply to AstraZeneca, subject to Section 17.1 (Term).  FibroGen shall be free to supply Product to any Third Party worldwide, subject to the exclusive rights granted to AstraZeneca pursuant to the Collaboration Agreement. For clarity and pursuant to Section 6.1 of the Collaboration Agreement, FibroGen shall have the right to manufacture Product outside the Territory to fulfill its supply obligations under this Agreement and the Collaboration Agreement.  Subject to the terms of the Collaboration Agreement, FibroGen

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shall have the right to satisfy its obligations under Article 6 of the Collaboration Agreement through a Third Party contract manufacturer.  In connection with FibroGen’s manufacture of Products for use under the Collaboration Agreement, FibroGen shall have the right to manufacture in the Territory for supply of products under the Astellas Agreements (defined in the Collaboration Agreement).

ARTICLE 3
FORECASTS AND PURCHASE ORDERS

3.1Forecasts. During the [*] for the term of this Agreement, AstraZeneca shall provide FibroGen a good faith monthly rolling forecast of its anticipated Product requirements  comprised of Bulk Drug Product tablets for the next [*], as set forth in Exhibit A, and will commence on [*] (each, a “Rolling Forecast”). Each Rolling Forecast shall set forth the month during which the Requested Transfer Dates shall occur for each delivery of Product. The first [*] of any Rolling Forecast shall be a binding commitment on AstraZeneca (the “Binding Period”).

3.2The Parties agree that FibroGen shall rely on the Rolling Forecast for FibroGen’s manufacture of API to meet such Rolling Forecast. [*].  In addition, the JOC shall review the Rolling Forecast and planning for purchase of API and intermediates planning.

3.2.1In addition, at least [*], AstraZeneca shall provide a non-binding forecast that covers [*] of AstraZeneca’s best estimates of its anticipated delivery requirements for Products [*].

3.3Product Purchase Order(s)

3.3.1If a Purchase Order is not consistent with all of the applicable Rolling Forecasts, then FibroGen shall use reasonable efforts to manufacture such excess amounts but shall not be obligated to supply such amount.

3.3.2Each Purchase Order complying with the requirements of this Article 3 and consistent with the Rolling Forecast shall, following FibroGen’s Order Acknowledgement of the Purchase Order, be valid and binding and shall be part of and incorporated into this Agreement and subject to all of the terms and conditions of this Agreement.

3.3.3Each Purchase Order shall specify:

(a)[*];

(b)[*].

(c)[*];

(d)AstraZeneca’s order number;

(e)AstraZeneca’s and FibroGen’s stock keeping unit (SKU);

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(f)[*]

3.4[*].

3.4.1API Stockpile. AstraZeneca may choose to ensure adequate API supply for upside demand (above what is originally forecasted for a time period) by collaborating with FibroGen to initiate an API stockpiling plan. Concurrent with the Forecasts provided in Section 3.1, AstraZeneca may propose a non-binding schedule for quantities of API it would like to have Stockpiled during the applicable time periods. FibroGen will provide feedback at the JOC on what quantities of Stockpiles are practicable for different lead times.  AstraZeneca shall submit orders to FibroGen for any agreed quantities of API for stockpiling purposes.

3.4.2If there is any material conflict between a Purchase Order or an Order Acknowledgement and the terms and conditions of this Agreement, this Agreement prevails, followed by the Purchase Order, and such conflicting terms are rejected and of no effect, unless the Parties mutually agree otherwise in writing.

3.5Shortfalls in Supply.  In the case of an anticipated Quantity Shortfall, FibroGen shall promptly inform AstraZeneca in writing and provide AstraZeneca with a reasonably detailed description of the Quantity Shortfall, and a proposed plan for delivering the remaining amounts of the corresponding Purchase Order. FibroGen shall use reasonable commercial efforts to allocate an amount of its remaining manufacturing capacity to supply the remaining amounts [*] and according to the schedule as agreed by Parties.

3.6Supply Failure. In the case of a Supply Failure, FibroGen and AstraZeneca shall meet and work together reasonably and in good faith to seek a prompt and commercially reasonable solution to the problem causing the Supply Failure. FibroGen shall use reasonable commercial efforts to cure such failure as soon as practicable.  As soon as FibroGen becomes aware FibroGen shall promptly inform AstraZeneca in writing and provide AstraZeneca with a reasonably detailed explanation why there is or will be a Supply Failure and an indication when Transfer of the full Product to be supplied to AstraZeneca pursuant to the applicable Purchase Order is expected. The Parties will discuss the Supply Failure and possible remedies for such Supply Failure at the JOC. [*]. For clarity, a Supply Failure will not be deemed to occur if (and to the extent that) (i) such failure is caused by a force majeure event as set out in Article 18.1, (ii) such failure is due to the Parties’ good faith dispute as to whether the Product conforms to the Specifications, or is Non-Conforming pursuant to Section 5.1 hereof.

ARTICLE 4
OTHER MANUFACTURING OBLIGATIONS

4.1Permits.  FibroGen or its Subcontractors shall be responsible for all permits, licenses, and scheduling related to the manufacturing facilities at which Bulk Drug Product is manufactured by or for FibroGen (the “Facilities”) and for the operation of such Facilities in compliance with all Applicable Law, including cGMP.  FibroGen shall be wholly accountable and liable for the safety, health and environmental aspects of all work performed on its or any of its Subcontractor’s premises.

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4.2Manufacturing Standards.  FibroGen, either directly or through one or more Third Party Subcontractors, shall manufacture all Product in accordance with Applicable Law including all applicable cGMPs and industry standards, and in compliance with the terms and conditions of the applicable Purchase Order, this Agreement, and the Quality Assurance Agreement.

4.3Documentation for Manufacture of Bulk Drug Product. FibroGen shall keep complete, accurate accounts, data and records pertaining to the manufacture of the Bulk Drug Product, including without limitation (a) Executed Batch Records for Product manufactured in accordance with cGMP and (b) any other records required to be maintained under the Collaboration Agreement, Quality Assurance Agreement, or Applicable Laws.  FibroGen shall retain all such records for a period of at least five (5) years following the date of manufacture, or longer if required by the Quality Assurance Agreement or Applicable Laws, and shall provide such records to AstraZeneca upon reasonable advance notice.  FibroGen shall notify AstraZeneca in writing prior to the destruction of any records retained under this Section and, at AstraZeneca’s request, shall transfer such records to AstraZeneca at AstraZeneca’s reasonable expense.

4.4Analytical Testing.  FibroGen, or a designated Subcontractor, shall perform the analytical testing on Raw Materials and Bulk Drug Products as set forth in the Specifications and Quality Agreement, and/or as otherwise agreed to in a signed writing by FibroGen and AstraZeneca.

4.5Subcontracting.  FibroGen has the right to subcontract some or all of the Manufacturing Services to whichever Third Parties it desires to use who meet the quality standards agreed by the Parties, and to the extent that AstraZeneca has genuine concerns and can demonstrate with reasonable documentation to FibroGen the basis for its concern with respect to the performance of the work for which the Subcontractor is to be engaged, the choice of such Subcontractor shall be subject to AstraZeneca’s approval.  In the event that FibroGen retains a Subcontractor, FibroGen shall remain fully liable to AstraZeneca for performance of FibroGen’s obligations under this Agreement and the Quality Assurance Agreement.

4.6Governance.  For any governance issues hereunder required to be resolved by the approval of both Parties, the JOC shall make such determinations.

4.7Expectations of Third Parties.  FibroGen recognizes AstraZeneca’s commitment to working only with suppliers who embrace standards of ethical behaviour that are consistent with the AstraZeneca’s Global Standard:  Expectations of Third Parties which can be found at: https://www.astrazeneca.com/content/dam/az/Sustainability/2018/Global%20Standard%20Expectations%20of%20Third%20Parties%20final.pdf , as amended from time to time, and in particular those principles headed “Anti-Bribery and Anti-Corruption” (“Supplier Expectations”), which are attached as Exhibit B and hereby incorporated into this Agreement.

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4.8Anti-Bribery and Anti-Corruption.  Each Party represents and warrants to the other Party that neither it nor any of its employees, agents or other representatives has or will perform any of the following acts, either directly or through a Third Party, in connection with this Agreement: (i) pay, offer or promise to pay, or authorize the payment of, any money; (ii) give or promise to give, or authorize the giving of, any services or anything else of value; or (iii) enter into any other transactions, to or with any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office, in each case for the purpose of: (1) influencing any act or decision of that person in his/her official capacity, including a decision to fail to perform his/her official functions with such governmental agency or instrumentality or such public international organization or such political party; (2) inducing such person to use his/her influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof; or (3) securing any improper advantage, for the prevention of fraud, bribery and corruption, racketeering, money laundering or terrorism, and product safety, including the US Foreign Corrupt Practices Act, the UK Bribery Act, the US Drug Quality and Security Act (“DQSA”) and the European Parliament Falsified Medicines Directive (Directive 2011/62/EU) (“FMD”).

4.9Trade Controls:  Each Party represents, warrants and undertakes that it is not on any applicable official national or international sanctioned party lists and that performance of this Agreement will not violate applicable embargo regulations.  Each Party has the right, at such Party’s sole expense, to conduct screening checks of the other Party, including verification of such other Party’s identity, including full name, country location and address, against official national and international sanctioned party lists and embargo regulations.

4.10Destruction of Waste.  FibroGen shall cause all waste generated on mutually acceptable timelines, during the Term and upon termination of this Agreement or a Purchase Order, to be destroyed. Such waste shall be secured pending destruction. FibroGen or its Subcontractors shall keep a record of destruction of any waste and promptly issue certificates of destruction.  The records shall be kept for a period of at least two years and made available to AstraZeneca on written request.

4.11Standard Operating Procedures. FibroGen shall procure that any Subcontractors shall maintain standard operating procedures and full records detailing production amounts and the dispersal of produced Products to ensure that Product security features of the Products are secured and controlled. The records and standard operating procedures shall be kept for a period of at least two (2) years and made available to AstraZeneca on request.

4.12Subcontractors FibroGen shall include in all of its contracts with its subcontractors for the supply of Products carrying AstraZeneca’s name, insignia, symbol, trademark, trade name, logotype or similar, provisions similar to this Article 4.

4.13Security Measures.  Products shall be delivered by FibroGen in a secure manner appropriate to the transportation route and destination and according to the Specifications. [*].

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4.14Security Breaches. Each Party will ensure that all FibroGen Materials, including  Product, while under their respective supervision and control (or that of its Affiliates or authorized subcontractors) are under appropriately secure conditions with procedures in place to (a) protect the materials against diversion and theft, detect counterfeit and take measures therefrom, and (b) include mechanisms for full accounting and reconciliation of such FibroGen Materials, including  Product, in each case, as may be more fully set forth under the Quality Agreement.  Each Party will promptly notify the other should any breach or discrepancy thereof occur, and each Party will work cooperatively with the other to amicably resolve any such breach or discrepancy thereof, as directed by the Parties’ Joint Product Security Advisory Committee. Any incident of breach of the security of the Products, machinery, other tools of production or information pertaining to this Agreement or the relevant Purchase Order shall be reported to the other Party within [*] of such incident. Each Party shall provide all reasonable assistance to the other Party during any investigation that such other Party may initiate in relation to such incident.

4.15Improvement Plan.  Either Party shall have the right to audit the other Party, its Affiliates and authorized Subcontractors to ensure adherence to this Article 4, and each Party may request that the Parties agree on an improvement plan containing measures to be taken by such other Party to address any concerns that emerge.

ARTICLE 5
ACCEPTANCE/REJECTION; TRANSFER

5.1Evaluation of Product.

5.1.1Documentation and Product Review. Each shipment of Product Transferred to AstraZeneca shall be accompanied by (a) the Batch Records including a Certificate of Analysis and a Certificate of Compliance, and (b) an invoice. Within [*], AstraZeneca shall determine whether the deliverables (comprised of such Batch containing Product, packaging, and relevant Batch Records) are conforming or Non-Conforming pursuant to the Specifications, the Quality Agreement and this Agreement. Upon failure of AstraZeneca to respond by [*], the Batch shall be deemed accepted and, AstraZeneca shall have no right to reject such Batch and such Product shall be deemed “Accepted”. If, however, within [*], AstraZeneca makes a determination that there is Non-Conforming Product, AstraZeneca shall promptly notify FibroGen of such determination that a Batch does not conform to the Specifications or is otherwise Non-Conforming, and provide a sample of the alleged Non-Conforming Product if reasonably appropriate (a “Complaint”), then FibroGen shall conduct an appropriate investigation in its discretion to determine whether FibroGen agrees with AstraZeneca that Product is Non-Conforming Product and to determine the cause of any nonconformity.

5.1.2Latent Defects. The Parties recognize that some Product may be Non-Conforming, but that such nonconformity cannot reasonably be discovered [*] (“Latent Defects”).  If Bulk Product contains a Latent Defect and AstraZeneca promptly notifies FibroGen of the details of such Latent Defect within [*], AstraZeneca shall have the right to bring a Complaint to FibroGen for Non-Conforming Product, together with a sample of the Product containing the alleged Latent Defect unless not reasonably possible and this Section 5.1 shall apply.

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5.1.3Cooperation in Investigations; Disposition of Non-Conforming Product. In the event that the Parties do not agree on whether a Product is Non-Conforming, the Parties shall promptly meet in good faith to determine the origin of the Non-Conformance, including by review of any applicable reserve samples of the applicable Batch of Product retained at FibroGen and through Sections 5.1 and 5.2 hereof, which shall apply if there is a dispute between the Parties regarding whether the Product is Non-Conforming and procedures used to generate and test the Product.  If, [*] of such discussion (or such other time period that the Parties might agree), the Parties are still unable to agree on whether or not such Product is Non-Conforming, the Parties shall submit the Product in question to a mutually agreed independent Third Party expert nominated by the JOC that has the capability of testing the Product to determine (a) whether or not is Non-Conforming; and if possible (b) whether FibroGen (or its Subcontractors) or AstraZeneca (or its subcontractors) caused the Non-Conformance. [*]. If the Third Party expert accepts only the instruction to determine whether or not it is Non-Conforming, then the Parties will proceed with the instruction and the remainder of this Section will apply to the Third Party expert’s decision. The determination by such independent Third Party expert is final, absent a clear error in numerical calculation or analysis.  [*].  For the avoidance of doubt, where the independent Third Party expert does not determine the cause of, or which Party caused the Non-Conformance, then AstraZeneca and FibroGen shall have good faith discussions to agree on how the unknown cause of the Non-Conformance shall be resolved.

5.2Remedy for Non-Conforming Product.

5.2.1If FibroGen agrees with AstraZeneca, or if the independent Third Party expert retained under Section 5.1.3 determines, that certain units of Product are Non-Conforming and such non-conformance is reasonably believed to have been caused by FibroGen (or its Subcontractors), [*].  If the independent Third Party expert reasonably believes that such Non-Conforming Products was caused by AstraZeneca (or its subcontractors), [*]. If the independent Third Party expert cannot reasonably determine or reasonably attribute the cause of the non-conformity, the Parties agree to collaboratively and equally share [*].

5.2.2FibroGen shall cooperate with AstraZeneca in determining the cause of any Non-Conformance, including quality problems involving a Product, identifying corrective/preventive actions and ensuring the implementation and effectiveness thereof.

5.3Transfer Terms and Instructions; Storage.  Pursuant to the Collaboration Agreement, Transfer of Bulk Drug Product shall be made Ex Works (EXW Incoterms 2010) at Facility, and title with all risk of loss shall transfer to AstraZeneca upon such Transfer. If the Purchase Order does not specify disposition of Product, FibroGen will store such Product in accordance with the storage requirements (as defined in the Specifications and the MBR, as applicable, and this Agreement) until such time as AstraZeneca requests shipment or other disposition or use of such Product, and Transfer of such items to AstraZeneca shall occur upon placement into storage. AstraZeneca shall be solely responsible for arranging for customs, transportation and importation of Bulk Drug Product into the destination country (or, if applicable, intermediary countries along the shipping route).  AstraZeneca shall bear the costs of such carrier, including the costs of insurance of the shipment, and all customs, duties, sales taxes and other governmental charges related to the transportation, storage, and importation and sale of Bulk Drug Product and Finished Product. FibroGen shall Transfer each shipment of Bulk Drug Product by the confirmed Transfer Date, and, if reasonably requested by FibroGen, FibroGen may

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Transfer and AstraZeneca shall pick up Purchase Orders as they are ready for collection and in accordance with this Agreement.

5.3.1Storage. If AstraZeneca fails to take possession of Bulk Drug Product on any scheduled Transfer Date FibroGen shall, through its manufacturer, store such Bulk Drug Product and have the right to invoice AstraZeneca following such scheduled Transfer Date for reasonable administration, handling and storage costs incurred.  FibroGen will store API for the manufacture of Bulk Drug Product to meet AstraZeneca’s Rolling Forecasts.

5.3.2However, for any API which FibroGen was planning to use for Bulk Drug Product that is removed from a Rolling Forecast or not ultimately ordered pursuant to Article 3 (“Excess API”), and provided that FibroGen’s aggregate third party storage costs of such Excess API are expected to exceed [*] USD during any [*] month period, FibroGen will so notify AstraZeneca and provide to AstraZeneca reasonable written documentation of the storage costs and Excess API volume relevant to the Rolling Forecast, and then FibroGen may elect to transfer the storage of such Excess API to a mutually approved AstraZeneca facility. Such storage into the AstraZeneca facility are for the benefit of both Parties in mitigating further warehousing costs and thus, such AstraZeneca’s storage services (which includes storage services by AstraZeneca’s third parties) will be provided [*].  Notwithstanding such storage arrangement, Excess API that is warehoused in an AstraZeneca (or AstraZeneca’s Third Party) facility is and shall continue to be FibroGen’s exclusive property, and FibroGen may freely move or transfer any such product from the AstraZeneca facility (or AstraZeneca Third Party facility) at any time.  For clarity, storage of Excess API under this Section is at a convenience to AstraZeneca and does not affect or extend the Excess API ownership or the Product’s Transfer Date.

ARTICLE 6
PAYMENTS; INVOICING

6.1Payments for Transfer of Bulk Drug Product.  Pursuant to Section 6.5(a) of the Collaboration Agreement, FibroGen will supply to AstraZeneca (or its designated Affiliate or AstraZeneca Sublicensee) Bulk Drug Product for commercial use at a transfer price equal to [*] during the Calendar Year in which such Bulk Drug Product is Transferred.

6.1.1Invoicing at Transfer and Annual True Up.

(a)The Parties shall agree on an initial preliminary transfer price per tablet for each strength (the respective “Preliminary Price Per Tablet”), which shall be equal to [*] multiplied by the “Estimated Average Selling Price Per Tablet”, which is defined as the fraction (A)/(B), where (A) shall be the estimated [*] for such strength in the Territory for the following Delivery Year and (B) shall be the estimated [*] in the Territory during such Delivery Year (all estimations and currency exchanges to be made by the Parties in good faith), provided that for the first Delivery Year, AstraZeneca will provide the estimated Preliminary Price Per Tablet fifteen (15) days before the first order of Product.  For any currency conversions used by AstraZeneca, AstraZeneca will include with any applicable reports the exchange rates used for such sales. For all subsequent years, the Preliminary Price Per Tablet will be defaulted to equal the most recent Definitive Price Per Tablet. In any given Delivery Year, where an event can be anticipated which means this is not

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appropriate, the Preliminary Price Per Tablet can revert to the original calculation (i.e. [*]).  For clarity, in each Delivery Year, there will be a Preliminary Price Per Tablet calculation for every tablet strength.

(b)FibroGen will invoice AstraZeneca upon Transfer of each shipment of Bulk Drug Product [*]. AstraZeneca will pay within [*] after its receipt of such invoice.

(c)Within [*] following the end of each Delivery Year, the Parties will calculate the definitive transfer price per tablet for each strength (“Definitive Price Per Tablet”) for such year, which shall be equal to [*] multiplied by the fraction (A)/(B), where (A) shall be the actual [*] for such strength during the Delivery Year and (B) shall be the actual [*] in the Territory during such Delivery Year (excluding [*]). For clarity, in each Delivery Year, there will be a Definitive Price Per Tablet calculation for every tablet strength ordered by AstraZeneca.

(d)For each strength of Bulk Drug Product, a reconciliation is performed by calculating the difference between the most recent Preliminary Price Per Tablet and the Definitive Price Per Tablet for the previous calendar year multiplied by the number of tablets of Bulk Drug Product (a) Transferred the previous Delivery Year; (b) held in AstraZeneca’s inventory at the beginning of the previous Delivery Year; plus (c) Transferred in the current Delivery Year prior to the reconciliation (thus marking to market all such product) (the “Total Reconciliation Amount”).  If the Definitive Price Per Tablet exceeds the Preliminary Price Per Tablet, then AstraZeneca shall pay the Total Reconciliation Amount to FibroGen within [*] after its receipt of an invoice from FibroGen for such amount. If the Preliminary Price Per Tablet exceeds the Definitive Price Per Tablet, FibroGen shall issue a credit note to AstraZeneca for the Total Reconciliation Amount. AstraZeneca shall be entitled to set off the amount due under the credit note against any subsequent payments owed by AstraZeneca to FibroGen under the Collaboration Agreement (or, in the absence of any such subsequent payments, such credit note shall be settled by FibroGen within [*] after its receipt thereof).

(e)Quarterly Reporting. Within fifteen (15) calendar days following the end of each Calendar Quarter, AstraZeneca shall report to FibroGen an estimate of its aggregate Net Sales and the number of tablets sold of Drug Product for each strength in the Territory.

6.2Additional Costs. Additional services or change orders must be agreed on in advance by the Parties and invoiced separately.

6.4Taxes and fees.  All taxes including sales and use taxes, VAT, duties, surcharges, withholding taxes, and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of Product and as applicable, Final Product or in connection with the sale or delivery of Product and Final Product hereunder, whether assessed prior to or upon provision or sale, and whether assessed on AstraZeneca or FibroGen, are the responsibility of AstraZeneca, and either AstraZeneca shall reimburse FibroGen for all such sales and use taxes, VAT, duties, surcharges, withholding taxes or other amounts paid by FibroGen or such sums will be added to invoices directed at AstraZeneca. If any deduction or withholding in respect of tax or otherwise is required by the applicable treaty to be made from any of the sums payable hereunder, AstraZeneca shall be obliged to pay to FibroGen such greater sum as will leave FibroGen, after deduction or

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withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.5Adjustment for Generic Entry. Pursuant to Section 6.5(c) of the Collaboration Agreement, if at any time FibroGen’s net margin percentage on any Bulk Drug Product supplied to AstraZeneca falls [*] after a Generic Product (defined in the Collaboration Agreement) is sold in any country in the Territory, FibroGen shall have the right to renegotiate the manufacturing and supply payment terms under this Agreement and the Quality Assurance Agreement.  Upon FibroGen’s request, the Parties shall renegotiate reasonable terms in good faith, taking into account also the overall profitability of such Finished Product to AstraZeneca.

ARTICLE 7
REGULATORY OBLIGATIONS

7.1Regulatory Matters Generally.  The Parties’ respective rights and obligations with respect to Regulatory Filings, communications with Regulatory Authorities, Finished Product recalls, and other regulatory matters relating to Product and/or Finished Product (as applicable) are set forth in the Collaboration Agreement and/or the Quality Assurance Agreement.

ARTICLE 8
SAFETY; ADVERSE EVENT REPORTING

8.1Safety.  In accordance with the safety or pharmacoviligence agreement, each Party shall promptly notify the other of any information or notice of which it becomes aware concerning the Product and Finished Product, including, without limitation, any threatened or pending action by any Regulatory Authority.

8.2Adverse Event Reporting/Handling.  Reporting shall be set forth in the safety or pharmacovigilance agreement.

ARTICLE 9
QUALITY ASSURANCE

9.1Quality Assurance Agreement. The Parties shall agree upon and execute a quality assurance agreement to cover the manufacture, supply and production of Bulk Drug Product(s) by FibroGen to AstraZeneca and other responsibilities of the Parties with respect to Finished Product pursuant to the requirements set forth in the Collaboration Agreement (“Quality Assurance Agreement”), as may be amended from time to time by a signed writing of the Parties.  The Quality Assurance Agreement shall set forth the responsibilities of the Parties with respect to quality assurance, document retention, notification obligations, audit and inspection rights, and similar matters with respect to the manufacture of Product and Finished Product (as applicable) including Finished Product recalls and withdrawals, returned goods, and authorization for Finished Product recalls, and other such matters as described in Exhibit K of the Collaboration Agreement (“Quality Matters”). The Parties agree that the Quality Assurance Agreement shall be amended prior to the inclusion of Finished Product intended to be manufactured for markets other than Territory.  AstraZeneca agrees to

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provide FibroGen with written notification at least [*] prior to AstraZeneca’s filing of Regulatory Filings (including marketing authorization applications) in such other markets. A breach of the Quality Assurance Agreement constitutes a breach of this Agreement. If there is any inconsistency between the Quality Assurance Agreement and this Agreement, the Quality Assurance Agreement shall take precedence for all quality matters and this Agreement for all other matters.

9.2Quality Control.  FibroGen shall ensure that all Product manufactured for supply to AstraZeneca pursuant to this Agreement is subject to quality control testing in conformance with cGMP regulatory standards.

9.3Responsibility for Quality Assurance and Quality Control.  Responsibility for quality assurance and quality control of Bulk Drug Product shall be allocated between AstraZeneca and FibroGen as set forth in the Quality Assurance Agreement.

9.4Audits. AstraZeneca shall carry out audits pursuant to the Quality Assurance Agreement.

9.5Shelf-Life.  FibroGen shall only supply Bulk Drug Product that has used up [*] at Transfer (unless otherwise agreed in advance with AstraZeneca).

ARTICLE 10
OWNERSHIP OF INTELLECTUAL PROPERTY AND MATERIALS

10.1Intellectual Property.  This Agreement shall not affect the ownership of any Intellectual Property owned by or licensed to either Party or any rights granted in the Collaboration Agreement with respect to such Intellectual Property.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1AstraZeneca.  AstraZeneca hereby represents and warrants to FibroGen that, as of the Effective Date:

11.1.1Power and Authority.  AstraZeneca is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder.

11.1.2Execution, Delivery and Performance of the Agreement.  AstraZeneca has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of AstraZeneca, and constitutes a legal, valid, binding obligation, enforceable against AstraZeneca and its successors and assigns in accordance with its terms and conditions.

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11.2FibroGen.  FibroGen hereby represents and warrants to AstraZeneca that, as of the Effective Date:

11.2.1Power and Authority.  As of the Effective Date, FibroGen is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder.

11.2.2Execution, Delivery and Performance of Agreement.  FibroGen has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of FibroGen, and constitutes a legal, valid, binding obligation, enforceable against FibroGen in accordance with its terms.  The execution, delivery and performance of this Agreement does not breach, conflict with, violate, contravene or constitute a default under any contracts, arrangements or commitments to which FibroGen is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by FibroGen violate any order, law or regulation of any court or Regulatory Authority having authority over it.

11.2.3Confidential Information.  FibroGen has the right to supply to AstraZeneca the Confidential Information that is supplied by FibroGen to AstraZeneca.

11.2.4Debarment. FibroGen does not and shall not employ, contract with or retain any person directly or indirectly to perform Manufacturing Services under this Agreement or any Purchase Order if such person is debarred under 21 U.S.C. 335a(a) or 335a(b), or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction (as may be amended from time to time).  FibroGen shall promptly disclose in writing to AstraZeneca if any FibroGen employee, Subcontractor, or agent is debarred, or if any action or investigation is pending or, to the best of FibroGen’s knowledge, threatened, relating to the debarment of FibroGen or any person performing Manufacturing Services related to this Agreement or any Purchase Order.

11.3Product Warranty.  FibroGen hereby represents and warrants to AstraZeneca that each Batch of Product: (a) will, at the time of Transfer, have been manufactured and analyzed in conformance with the then-current Quality Assurance Agreement, the then-current Specifications and cGMPs; (b) will, at the time of Transfer, conform to the Specifications in all material aspects; and (c) will be transferred free and clear of any liens or encumbrances of any kind.

11.4Expert Compliance.  Each Party acknowledges that information or materials disclosed in connection with the Manufacturing Services may be considered technical materials or data that is subject to compliance with the export control laws and regulations of the United States and other countries, and hereby agrees to comply with such laws to the extent they apply.

ARTICLE 12
INDEMNIFICATION

12.1Indemnification by AstraZeneca.  Subject to Section 12.2, AstraZeneca shall indemnify, defend and hold FibroGen, FibroGen’s Affiliates, and their respective directors, officers, employees and agents (the “FibroGen

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Indemnitee(s)”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by FibroGen Indemnitees to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of AstraZeneca’s [*].

12.2Indemnification by FibroGen.  Subject to Section 12.1, FibroGen shall indemnify, defend and hold AstraZeneca, AstraZeneca’s Affiliates, and their respective directors, officers, employees and agents (the “AstraZeneca Indemnitee(s)”) harmless from and against all Losses incurred by AstraZeneca Indemnitees to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of [*], in each case except to the extent any such Loss arises out of or results from an AstraZeneca Indemnitee’s gross negligence, willful misconduct, or breach of this Agreement (including any Purchase Orders hereunder), and the Quality Assurance Agreement.

12.3Indemnification Procedures.

12.3.1Identification of Indemnitor and Indemnitee.  An “Indemnitor” means the indemnifying Party.  An “Indemnitee” means the indemnified Party and their respective directors, officers, employees and agents.

12.3.2Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 12.1 or Section 12.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  Indemnitor shall not settle any claim that does not fully and unconditionally release the Indemnitee. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

ARTICLE 13
LIMITATION OF LIABILITY

13.1Disclaimer of Consequential Damages; Disclaimer of Warranty.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  [*].

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13.2Subject to Section 13.1, each Party’s total liability arising under or in connection with this Agreement, whether arising [*], or otherwise, shall be limited to [*], except to the extent arising out of:

[*].

ARTICLE 14
INSURANCE

14.1Insurance. During the term, FibroGen shall maintain, at its own cost and expense, in force the following insurance policies with reputable insurance companies against the liability referred to in this Agreement. In the event that any of the required polices of insurance are written on a claims made basis, then such policies shall be maintained during the Term of this Agreement and for a period of not less than two (2) years following the expiration or termination of this Agreement:

14.1.1Products and Completed Operations Liability Insurance with a per occurrence limit of [*].

14.1.2Commercial General Liability Insurance for [*].

ARTICLE 15
CONFIDENTIALITY

15.1Confidentiality.  All information that is disclosed or provided by a Party to the other Party under this Agreement shall be deemed disclosed or provided by such Party to the other Party under the Collaboration Agreement, and subject to the confidentiality provisions set forth in Article 12 of the Collaboration Agreement.

ARTICLE 16
PRESS RELEASES; USE OF NAMES

16.1Press Releases.  Neither Party shall issue nor disclose any press release, publicity or other form of public written disclosure related to this Agreement and/or Manufacturing Services for AstraZeneca without receiving the other Party’s prior written consent, which consent shall not be unreasonably withheld.

16.2Use of Names.  Neither Party shall make use of the name, trademark, logo or symbol of the other Party nor any Affiliate of the other Party, nor any of their respective officers, directors, employees, or agents, in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

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ARTICLE 17
TERM; TERMINATION

17.1Term.  Unless sooner terminated pursuant to Section 17.2 or extended by the mutual written agreement of the Parties, the term of this Agreement shall commence on the Effective Date, and shall continue as detailed herein below in accordance with Section 6.3 of the Collaboration Agreement.  For the supply of Bulk Drug Product, this Agreement and the obligation to purchase and supply Bulk Drug Product shall have a term of five (5) years, which will automatically renew for succeeding five (5)-year terms unless written notice is received by FibroGen two (2) years in advance of the end of the applicable term.  If AstraZeneca wishes to manufacture Bulk Drug Product itself, it shall provide FibroGen [*] advance written notice prior to expiration of then-current term, and FibroGen will continue to be the API supplier with an initial term that shall continue for [*] from the Effective Date of this Agreement, after which AstraZeneca would have the right (i) to extend the term for an additional [*] or (ii) subsequently, to give written notice not more than once every [*], of its intention to  assume responsibility for API manufacture upon the Collaboration Agreement’s Section 6.4 and agreement of terms mutually agreed by the Parties, including [*], as stated in Section 6.3 of the Collaboration Agreement.

17.2Termination. This Agreement may be terminated as follows:

17.2.1Termination of Collaboration.  This Agreement shall automatically terminate upon termination of the Collaboration Agreement for any reason.

17.2.2Material Breach.  Either Party may terminate this Agreement by written notice to the other Party, for any material breach of the Agreement, Purchase Order, or the Quality Assurance Agreement by the other Party, if such breach is not cured [*] after the breaching Party receives written notice of such breach from the non-breaching Party.  Such termination shall be effective upon expiration of such cure period.

17.2.3Insolvency.  Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [*] of such appointment; or (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not finally dismissed within [*] of filing.  All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

17.2.4Cumulative Remedies.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

17.3Consequences of Termination.

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17.3.1Generally. If this Agreement is terminated pursuant to Section 17.2, FibroGen shall use reasonable commercial efforts to wind-down all Manufacturing Services in accordance with its responsibilities under Applicable Laws, and use reasonable commercial efforts to reduce or eliminate further costs, and to cancel, if permitted under the terms of applicable agreements, any Third Party obligations. [*].

17.4Accrued and Surviving Rights.  The expiration or termination of this Agreement shall be without prejudice to any rights or obligations that may have accrued prior to such expiration or termination, and shall not affect any provision which is expressly or by implication intended to come into or continue in force on or after expiration or termination including but not limited to, [*].

ARTICLE 18
FORCE MAJEURE

18.1Force Majeure.  Neither Party shall be liable hereunder for any failure in performance if such delay or failure is not within a Party’s reasonable control, including if caused by fire, flood, explosion, storm, acts of God, pandemic, acts of any government or government agency or other causes beyond such Party’s reasonable control (“Force Majeure”), provided that, upon the occurrence of any event of force majeure, (a) the Party whose performance is thereby affected shall promptly notify the other Party of the force majeure event and the circumstances so surrounding and of the expected duration thereof and shall take all reasonable steps to mitigate such delay or failure to perform; (b) the Parties shall in good faith discuss the delay caused by the Force Majeure event and any adjustments to address such delay; (c) the suspension of performance shall be of no greater scope and no longer duration than is reasonable necessary; and (d) if the delay or failure to perform continues for more than [*], then: (i) the unaffected Party may terminate this Agreement upon written notice to the affected Party; or (ii) where the unaffected Party is AstraZeneca, then AstraZeneca shall: (1) be permitted reasonable access to relevant information in the possession of FibroGen and its affiliates relating to the manufacturing processes for the Product; (2) have the right to contact FibroGen’s suppliers (including suppliers of API), in each case, to assess the feasibility of (including contracting with) such suppliers manufacturing and supplying the Product to AstraZeneca; solely in the event of a supply failure by FibroGen; and [*].

18.2 [*].

ARTICLE 19
MISCELLANEOUS

19.1Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

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If to FibroGen:

FibroGen, Inc.

409 Illinois Street

San Francisco, California 94158 U.S.A.

Attn: Legal Department

If to AstraZeneca:

AstraZeneca UK Limited Silk Road

Macclesfield, Cheshire, SK10 2NA, England

Attn: Head of Supply and Planning

With a copy to:

Email: legalnotices@astrazeneca.com

Attention:  Legal Department

19.2Governing Law; Dispute Resolution.  This Agreement shall be governed by, construed and interpreted in accordance with the governing law provisions set forth in the Collaboration Agreement. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute in accordance with the Collaboration Agreement.

19.3Headings.  All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

19.4Exhibits.  All exhibits or appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

19.5Assignment.  Neither Party may assign or transfer the Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains, whether by asset sale, stock sale, merger, acquisition, or otherwise.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Any purported assignment that is not in conformance with this Section shall be null, void and of no legal effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

19.6Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under Applicable Law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

Confidential	22

FibroGen/AstraZeneca Master Supply

C: 00033429.0

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

19.7Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

19.8Conflict. This Agreement is subject to the Collaboration Agreement. In the event of a conflict between this Agreement and the Collaboration Agreement, the Collaboration Agreement shall govern, except as otherwise specified in the Collaboration Agreement, including as specified in Section 6.3 thereof. In the event of a conflict between this Master Supply Agreement and the Quality Assurance Agreement, this Master Supply Agreement will control with respect to supply maters, and the Quality Assurance Agreement, once executed, will control with respect to Quality Matters, as defined in Section 9.1 hereto. The terms and conditions of the body of this Agreement shall prevail in the event of a conflict between or among the provisions of the body of this Agreement and any Purchase Orders hereto.

19.9Waiver.  No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

19.10Entirety; Amendments. This Agreement, including any exhibits or ancillary documents attached hereto or referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

19.11Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  This Agreement shall be effective upon full execution by portable document format (pdf), facsimile or original, and a pdf or facsimile signature shall be deemed to be and shall be as effective as an original signature.

Confidential	23

FibroGen/AstraZeneca Master Supply

C: 00033429.0

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Fibrogen, INC.		astrazeneca UK Limited

By:	/s/Mike Martinelli	By:	/s/ [*]

Name:	Michael Martinelli, PhD	Name:	[*]

Title:	SVP, TECHNICAL DEVELOPMENT, DRUG DEVELOPMENT	Title:	Global Category Manager

Date:	14 September 2020	Date:	14 September 2020

Confidential	24

FibroGen/AstraZeneca Master Supply

C: 00033429.0

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit A

Bulk Drug Product [*]

[*]

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Exhibit B

AstraZeneca’s Global Standard:  Expectations of Third Parties

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Expectations of Third Parties

AstraZeneca
Global Standard

AstraZeneca

Expectations of Third Parties AstraZeneca Global Standard

This Global Standard sets out AstraZeneca’s ethical business expectations of Third Parties with which it interacts to ensure their conduct is consistent with our own.

Who is this Standard for?
All Third Parties acting for or on behalf of AstraZeneca. All Procurement Professionals and Engagement Owners across the AstraZeneca business for use with their Third Party interactions.

AstraZeneca’s commitment to responsible business extends to ensuring that our ethical standards are integrated into our business processes and decisions worldwide. This commitment extends to our Third Parties and requires that we work only with Third Parties with standards of ethical behaviour that are consistent with our own.

This Global Standard explains what our expectations are in areas of specific relevance to our interactions with Third Parties.

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Guiding Principles

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The following outlines the key principles that a Third Party should work to in order to operate in an ethical manner consistent with AstraZeneca’s expectations.

Organization & Culture

Third Party has a governance structure & culture that reinforces ethical and lawful behaviour & ensures all aspects of its business are compliant to financial, legal and ethical standards. It extends this expectation to any other Third Party intermediaries acting on its behalf.

Risk Identification & Assessment

Third Party has annual internal/external reviews that measure its risk controls and identify the actions needed to deliver any necessary improvement. This includes assessing the risk of activities carried out by Third Parties acting on its behalf.

It defines roles for leaders in terms of responsibility for all aspects of running the organization, including the identification, assessment and mitigation of risks to ensure business continuity.

Standard Setting

Third Party has an established governance structure consistent with the size and nature of the business which defines policies/ways of working and controls for managing its business ethically. Ways of working are less formal polices that employees would recognise and be able to explain to an independent party (applicable to organisations with fewer than 15 employees).

It shares these with its own Third Parties so that they are clear what standards are expected of them and, where appropriate, assesses if their policies are adequate. Third Party identifies and complies with all applicable laws, regulations, codes and standards, both in the country in which the Third Party works and in the country in which the service or products will be provided.

Third Party complies with all relevant contractual customer requirements, even where these are higher than local or national laws.

Training and Competency

Third Party has a training program that achieves an appropriate level of knowledge, skills and abilities in management and workers to address the expectations in this Standard.

Control Activities

Third Party has monitoring in place, to ensure that processes are being adequately followed and risk control measures are effective. Identified process and control failures should be addressed.

Reporting, Investigation and Remediation

Third Party encourages its employees to report concerns or illegal activities in the workplace without threat of reprisal, intimidation or harassment. Third Party investigates such reports and other incidents and takes corrective action if needed.

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What This Means in Practice

Third Party is free to determine what methods it uses to meet the expectations in this Standard. It is acknowledged that local laws, values and cultural expectations may influence how these principles are applied in practice but they must be in the spirit of this Standard.

For certain highly sensitive areas, the Third Party may be expected to work exactly to AZ policies and standards but this will be specified in the contract.

In most cases, prior to contracting with a Third Party, AstraZeneca assesses how well the above principles are being applied to both the governance of the Third Party and the relevant risk areas outlined in this

Standard. This is delivered through our Third Party Risk Management framework. On-going Third Party relationships are subject to periodic re-assessment to ensure standards have been maintained including responding to any changes in the conduct, reputation or risks related to the particular Third Party. For more information on the framework, please refer to the AstraZeneca external website http://www.astrazeneca.com/Responsibility/Working-with-suppliers.

AstraZeneca expects the same standards of its own employees and actively encourages Third Parties to report any incidents they believe contravene any of the principles outlined in this Standard. Details on how to raise a concern can be found at azethics.com.

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1.    Anti-Bribery and
Anti-Corruption

Third Party has a zero tolerance for bribery or corruption and does not give or receive bribes when conducting business.

Third Parties shall not:

•    Offer, give, request or accept bribes or permit sub-contractors or others to do so on their behalf. This includes:

•    Offering or giving – directly or indirectly – money or anything else of value, including gifts and hospitality, to any person or organisation that is intended to, or could be seen as an attempt to influence or reward them to behave improperly in order to obtain or retain business or secure a business advantage for themselves, their organisation or AstraZeneca, or as an attempt to influence or reward an official action or decision (e.g., by a public official).

•    Requesting or accepting – directly or indirectly – money or anything else of value, including gifts and hospitality, if it is intended to, or could be seen as an attempt to compromise their independence or judgement, or to improperly influence a business decision for themselves, their organisation or AstraZeneca.

When specifically authorised by AstraZeneca, Third Parties may:

•    Provide services to AstraZeneca or on AstraZeneca’s behalf.

•    Provide appropriate hospitality or items of value e.g. medical textbooks. However, under no circumstances, may Third Parties give gifts of a personal nature (e.g. gift cards, restaurant vouchers) on AstraZeneca’s behalf.

•    Give contributions on AstraZeneca’s behalf.

•    Participate in political activities (e.g. lobbying).

However, under no circumstances may Third Parties give any political support (e.g. finance or resource political campaigns on behalf of AstraZeneca).

Third Parties interacting with Public Officials on behalf of AstraZeneca shall:

•    Comply with the specific requirements of contracts and agreements with AstraZeneca, such as not making any facilitation payments, either directly or indirectly, to public officials (including healthcare professionals and other individuals employed by public sector organisations), regardless of whether such payments are nominal in amount, unless under duress (i.e. where there is reasonable fear for personal safety).

•    Promptly report in writing to the AstraZeneca Engagement Owner all incidents where they are involved in the following situations:

a.    Facilitation Payments are requested but not paid; or

b.    Payments are demanded under duress, whether paid or not.

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2.    Conflicts of Interest

Third Party does not allow Conflicts of Interest to influence or compromise the professional duties and decisions of the Third Party or its employees.

Third Parties shall:

•    Inform the AstraZeneca Engagement Owner in writing of any actual, apparent or potential conflicts of interest relevant to the Third Party’s performance of services for AstraZeneca, at the time they become known.

•    Have financial controls in place to prevent conflicts of interest affecting procurement and financial decision making.

3.    Employment Principles

Third Party operates in line with internationally recognised human rights, and promotes and maintains a culture of respect and equal opportunities.

Anti-Slavery And Anti-Trafficking

Third parties shall not engage in any form of Slavery and/or Trafficking.

An individual is considered to be in Slavery if he/she is:

•    Forced to work - through mental or physical threat;

•    Owned or controlled by an 'employer', usually through mental or physical abuse or the threat of abuse;

•    De-humanised, treated as a commodity or bought and sold as 'property'; and/or

•    Physically constrained or has restrictions placed on his/ her freedom of movement, against their will or with the knowledge and intent to enslave or traffic.

Trafficking involves purposeful transportation of any person being recruited, harboured or brought into a situation of exploitation through the use of violence,

deception or coercion and/or forced to work against their will.

Non-Discrimination And Fair Treatment

•    Third Parties shall provide a workplace free of harassment and discrimination. Discrimination for reasons such as race, colour, age, gender, sexual orientation, ethnicity, disability, religion, political affiliation, union membership or marital status is not condoned.

•    Decisions about recruitment, development and promotion are based purely on merit, performance and ability.

Child Labour

Third Parties shall:

•    Not use child labour. The minimum age for employment is 15 years of age (or 14 in accordance with developing country exceptions under International Labour Organisation (ILO) Convention no.138). If local minimum age law stipulates a higher age for work or mandatory schooling, the higher age applies.

•    Not employ workers under 18 at night or in hazardous conditions.

Freely Chosen Employment

•    Third Parties shall not use forced, bonded or indentured labour or involuntary prison labour.

Wages, Benefits & Working Hours

Third Parties shall:

•    Pay employees according to applicable wage laws, including any relevant overtime hours and mandated benefits, and legal minimum wages. Third parties shall also, where notified by AstraZeneca that is has recognised and wishes to implement a national “living wage”, pay employees such a living wage.

•    Communicate with the employee the basis on which they are being compensated in a timely manner.

•    Communicate with the employee whether overtime is required and the wages to be paid for such overtime.

Freedom Of Association

•    Third Parties shall respect the rights of employees, as defined in local laws, to associate freely, join or not join labour unions, seek representation and join employees’ councils.

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4.    Safety, Health
and the Environment

Third Party carries out business in an environmentally responsible manner and promotes a safe and healthy workplace for all their employees, including those who work on their behalf worldwide.

Protection Of The Health And Safety Of People

Third Parties shall:

•    Protect people from unhealthy exposure to physical, psychological, chemical and biological hazards. Significant releases of chemicals are prevented or otherwise mitigated through reliable process safety controls.

•    Make information relating to SHE risks, chemicals and other hazardous materials, including pharmaceutical materials available and use it to manage risks and train and protect people.

•    Put registrations/notification approvals and applicable legal documentation for the manufacture, import and transport of hazardous materials in place as required by local and international regulations.

Environmental Protection & Conservation

Third Parties shall:

•    Manage business activities in a way that, as far as practical, avoids the use of hazardous materials, conserves water, energy and other natural resources and minimizes the generation of waste through avoidance, reuse and/or recycling.

•    Ensure any emissions to air, water and land are in compliance with laws and regulations and controlled or treated to the extent necessary to eliminate, or otherwise minimize the risk of, adverse affects on human health or the environment.

•    Adhere to all relevant AstraZeneca sourcing policies and support any necessary extended supply chain due diligence.

5.    Trade Controls
and Competition

Third Party complies with all competition and anti-trust laws applicable in the countries where it operates. It is committed to importing, exporting and engaging in all other forms of trade in a legal and ethical manner.

Trade Controls

•    Third Parties shall comply with applicable trade regulations including licensing requirements, boycotts, embargoes and other trade restrictions that have been approved by recognised national and international authorities.

Competition

Third Parties shall:

•    Only seek competitive advantage through lawful means and conduct their business consistent with fair and vigorous competition.

•    Only engage in dialogue with competitors when there is a legitimate business reason to do so, and the dialogue is such that it will not restrict competition (e.g. is limited to public or non-commercial information).

•    Not abuse their position, if it is dominant or has a monopoly, to exclude competitors or exploit customers.

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6.    Data Privacy

Third Party collects, uses, retains and discloses AstraZeneca personal data in a fair, transparent and secure way.

Third Parties shall:

•    Only use AstraZeneca Personal Data under our instructions and not use it for their own purposes.

•    Ensure that effective organisational and security measures (both technological and physical) are applied to all AstraZeneca Personal Data to ensure the privacy of affected individuals.

•    Appoint a representative who is accountable for data privacy and security in their company.

•    Ensure information is protected and kept secure at all times from unauthorised use, damage, disclosure, diversion or removal, whether through accident, improper act or breach of trust.

•    Ensure employees who will have access to AZ Personal Data are appropriately trained in their responsibilities around processing and protecting the Personal Data.

7.    Research &
Development Ethics

Third Party conducts high quality science delivered to high ethical standards in all areas of research and development.

Specifically in the areas of:

•    Supply or use of biological samples especially human embryonic stem cells (hESCs), and genetically modified organisms (GMOs).

•    Animal research & supply.

•    Clinical trials and patient safety.

Third Parties shall:

•    Provide assurance that they comply with all national or state laws, regulations & recognised international quality and safety standards applicable to the proposed work including biosafety containment in all countries in which they operate.

•    Ensure that the appropriate informed consent & personal data protection procedures are in place and applied consistently.

Animal Research And Welfare

Third Parties shall apply the following principles to all animal studies and to the breeding and supplying of animals for use in such studies:

•    A humane approach must be adopted in the care and treatment of all animals, and the greatest consideration given to their health and welfare, consistent with meeting the necessary scientific objectives.

•    All animal studies must be carefully considered and justified to ensure that the principles of the 3Rs (replacement, reduction, refinement) are applied.

•    Animal studies should not involve wild-caught non-human primates or great ape species.

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8.    Product Security

Third Party tackles the threat of counterfeit and illegally traded medicines and improving the security of the end-to-end supply chain.

Third Parties shall:

•    Not be involved in any activity related to counterfeit or illegally traded medicines.

•    Counterfeit medicines are those that are deliberately and fraudulently mislabelled with respect to identity and/or source. Illegally traded medicines include illegally diverted, fraudulently traded, tampered with and/or stolen medicines.

•    Inform AstraZeneca in a timely manner in the event of any incident related to illegally traded or counterfeit medicines and assist AstraZeneca in any subsequent investigation.

•    Provide a secure environment for all activities relating to AstraZeneca medicines and take the necessary steps to ensure the authenticity of medicines through the end to end supply chain. This includes:

•    Procedures and records to ensure traceability of finished products as well as any waste, surplus, returned or discarded products, including packaging.

9.    Product Communications

Third Party provides information about our medicines and other products consistent with AstraZeneca’s high ethical standards.

Third Parties shall:

•    Only provide information about AstraZeneca products when authorised to do so. This includes communications about our products in person or through written material, and delivered through any medium, including the Internet.

•    Promote AstraZeneca products in an ethical, fair and balanced way.

•    Use only promotional materials and other product information that have been approved through appropriate AstraZeneca review procedures.

•    Not engage in direct to consumer/direct to patient communications unless permitted by local laws and authorised by AstraZeneca.

10.    Confidentiality
and Insider Trading

Third Party protects confidential information from improper disclosure.

Third Parties shall:

•    Agree to confidentiality agreements if confidential information is to be shared & ensure any authorised communication of confidential information is limited to individuals who have a “need to know”.

•    Prohibit their employees from insider trading for their own or other’s personal profit.

These requirements apply even to misuse of Confidential information after a Third Party has finished doing business with AstraZeneca.

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Glossary and Definitions

AstraZeneca

For the purposes of this document the term AstraZeneca refers to AstraZeneca, MedImmune and all other companies within AstraZeneca group, unless the AstraZeneca Senior Executive Team makes an exception.

Code of Conduct

This is AstraZeneca’s guide to understanding how AstraZeneca’s high level values are to be translated into consistent actions worldwide. It provides guidance about what is expected of each AstraZeneca employee.

Confidential information

Information that gives AstraZeneca and the Third Party a competitive edge. This includes, but is not limited to-intellectual property and know-how; managerial information and statements of strategic intent; pricing or stock-market sensitive data and statements.

Engagement Owner	Employees responsible for engaging and managing services provided by a Third Party.
ILO

International Labour Organization. An international organization responsible for drawing up and overseeing international labour standards. It is the only 'tripartite' United Nations agency that brings together representatives of governments, employers and workers to jointly shape policies and programmes promoting Decent Work for all.

Personal Data	Any information about an identified or identifiable natural person.
Product information

Any information, material or activity, promotional or non-promotional, designed to inform healthcare professionals and organisations, patients, investors, the media and others about the characteristics and use of our products.

Incidents	Include theft of material, discovery of counterfeit or fraudulent activity, demonstration by activists, threat to staff, SHE, bribery and corruption or any other area covered by this document.
Third Party	Any person, company or organisation, other than an AstraZeneca legal entity or an AstraZeneca employee, with which AstraZeneca engages to satisfy a genuine and legitimate business need.

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